Exhibit 99.1

PO Box 9005
Quakertown, PA 18951-9005
215.538.5600
1.800.491.9070
www.qnbbank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS INCREASED

EARNINGS FOR SECOND QUARTER 2017

QUAKERTOWN, PA (July 25, 2017) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank, reported net income for the second quarter of 2017 of $2,386,000, or $0.69 per share on a diluted basis, compared to net income of $2,098,000, or $0.62 per share on a diluted basis, for the same period in 2016. For the six months ended June 30, 2017, QNB reported net income of $5,246,000, or $1.53 per share on a diluted basis. This compares to net income of $4,363,000, or $1.29 per share on a diluted basis, reported for the same period in 2016.

Total assets as of June 30, 2017 were $1,120,523,000 compared with $1,063,141,000 at December 31, 2016. Loans receivable at June 30, 2017 were $695,213,000 compared with $633,079,000 at December 31, 2016, an increase of $62,134,000, or 9.8%.  Total deposits at June 30, 2017 were $951,314,000, increasing $37,959,000, or 4.2%, compared with $913,355,000 at December 31, 2016.

“QNB is pleased to report increased net income and earnings per share for both the second quarter and year-to-date 2017,” said David W. Freeman, President and Chief Executive Officer.  “Net income for the first half of 2017 is our highest yet.  We continue to see strong loan, deposit, and household growth. Asset quality and net interest margin continue to improve.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter and six months ended June 30, 2017 totaled $7,858,000 and $15,738,000, respectively, an increase of $839,000 and $1,598,000, respectively, from the same periods in 2016. The net interest margin for the second quarter 2017 was 3.10% compared to 3.08% for the second quarter 2016.  Net interest margin for the six months ended June 30, 2017 was 3.16%, an increase of five basis points compared to the same period in 2016.

The yield on average earning assets increased four basis points to 3.60% for the second quarter 2017, compared with the second quarter 2016.  For the six months ended June 30, 2017, the yield on average earning assets was 3.65%, compared with 3.59% for the same period in 2016.   The cost of interest-bearing liabilities increased to 0.61% and 0.60% for the quarter and first six months ended June 30, 2017, respectively, compared with 0.58% for the same periods in 2016.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB recorded a $300,000 provision for loan losses in the first and second quarters of 2017 compared with $125,000 in the first quarter 2016.  No provision was required for the second quarter 2016.  QNB's allowance for loan losses of $8,035,000 represents 1.16% of loans receivable at June 30, 2017 compared to $7,394,000, or 1.17% of loans receivable at December 31, 2016, and $7,550,000, or 1.25% of loans receivable at June 30, 2016. Net loan recoveries were $16,000 and $41,000 for the quarter and six months ended June 30, 2017, respectively.

Non-performing assets totaled $10,846,000 as of June 30, 2017, compared with $14,219,000 as of December 31, 2016, and $12,583,000 as of June 30, 2016. For periods prior to June 2017, this category comprised non-performing loans and trust preferred securities.  In June 2017, QNB Bank sold five non-performing pooled trust preferred securities, with a $2,234,000 carrying value, recording a loss on sale of $15,000. The remaining trust preferred security, which had a carrying balance of $212,000 at June 30, 2017, was returned to accruing status.

Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and restructured loans, were $10,846,000, or 1.56% of loans receivable at June 30, 2017, compared with $11,938,000, or 1.89% of loans receivable at December 31, 2016, and $10,183,000, or 1.68% of loans receivable at June 30, 2016. In cases where there is a collateral shortfall on impaired loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. At June 30, 2017, $7,655,000, or approximately 81% of the loans classified as non-accrual are current or past due less than 30 days.  Commercial loans classified as substandard or doubtful, which includes non-performing loans, improved. At June 30, 2017, substandard or doubtful loans totaled $19,129,000, a reduction of $3,075,000, or 13.8%, from the $22,204,000 reported at December 31, 2016 and a decrease of $4,347,000, or 18.5%, from the $23,476,000 reported at June 30, 2016.

Non-Interest Income

Total non-interest income was $1,615,000 for the second quarter of 2017, an increase of $241,000, or 17.5%, compared with the same period in 2016.  Non-interest income for the six months ended June 30, 2017 was $3,605,000, an increase of $655,000, or 22.2%, compared to the same period in 2016.  Increases in non-interest income for the second quarter 2017, compared with the same period in 2016 comprise; net gain on sale of loans, which increased $130,000 to $201,000, attributable to gains on residential mortgage sales and a $99,000 gain on sale of a non-performing loan; net gains on investment securities, from $15,000 in second quarter 2016 to $115,000 for the same period in 2017; ATM and debit card income, up $27,000, or 6.4%, to $449,000; fees for services to customers, increasing $24,000, or 6.0%, to $421,000, due primarily to an increase in overdraft income; and other non-interest income, also increasing $24,000, or 8.2%, to $315,000 for the quarter.  Other income for the second quarter 2017 included a life insurance benefit of $51,000, increased letter of credit fees, title insurance income, and sale of checks to depositors, offset in part by a decline in income related to a sales tax refund received in 2016.

These increases in non-interest income were offset in part by decreases in trading and retail brokerage income.    QNB redeemed the trading portfolio during the second quarter of 2017, and income from this portfolio declined $42,000 when comparing the second quarter of 2017 to the same period in 2016.  Retail brokerage and advisory income declined $22,000 to $104,000 for the second quarter of 2017 compared to the same period in 2016.

Non-Interest Expense

Total non-interest expense was $5,942,000 for the second quarter of 2017, increasing $349,000, or 6.2%, from $5,593,000 for the same period in 2016. For the six months ended June 30, 2017, non-interest expense increased $418,000, or 3.8%, from the same period in 2016.  Salaries and benefits expense increased $249,000, or 8.3%, to $3,237,000 when comparing the two quarters.  Salary expense and related payroll taxes increased $274,000 to $2,822,000, or 10.7%, during the second quarter of 2017 compared to the same period in 2016. Benefits expense decreased $25,000, due primarily to decreased medical insurance claims when comparing the two periods.  Net occupancy and furniture and equipment expense increased $15,000, or 1.7%, to $881,000 for the second quarter 2017, with maintenance and rent expense increases of $32,000 and $20,000, respectively, partially offset by a $23,000 decrease in building repairs and maintenance and $24,000 decrease in depreciation and amortization expense.  Other non-interest expense increased $85,000, or 4.9%, when comparing the second quarter of 2017 with the second quarter of 2016, with increased marketing, third party processing, and check card expense offset in part by a reduction in foreclosure expense.  Provision for income taxes increased

$143,000, or 20.4%, to $845,000 in the second quarter 2017 due to increased pre-tax income and a higher effective tax rate. The effective tax rate for the second quarters of 2017 and 2016 was 26.2% and 25.1%, respectively. The increase in the effective rate for 2017 reflects a lower proportion of tax-free income for the second quarter of 2017 compared to the same period in 2016.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates eleven branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through Investment Professionals, Inc., a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at www.qnbbank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Janice S. McCracken Erkes
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@qnbbank.com	jmccracken@qnbbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	6/30/17	3/31/17	12/31/16	9/30/16	6/30/16
Assets	$1,120,523	$1,089,007	$1,063,141	$1,071,931	$1,030,238
Cash and cash equivalents	15,248	20,542	10,721	69,428	57,949
Investment securities
Trading	-	2,358	3,596	4,312	3,459
Available-for-sale	382,564	382,296	390,475	368,834	344,253
Held-to-maturity	-	-	-	147	147
Loans held-for-sale	530	903	789	456	184
Loans receivable	695,213	659,039	633,079	608,231	604,478
Allowance for loan losses	(8,035)	(7,719)	(7,394)	(7,593)	(7,550)
Net loans	687,178	651,320	625,684	600,638	596,928
Deposits	951,314	942,891	913,355	926,712	893,285
Demand, non-interest bearing	120,369	121,778	119,010	105,029	117,650
Interest-bearing demand, money market and savings	609,096	594,646	568,763	593,307	547,262
Time	221,849	226,467	225,582	228,376	228,373
Short-term borrowings	66,907	45,265	52,660	41,179	36,693
Shareholders' equity	98,750	96,043	93,567	97,996	97,207

Asset Quality Data (Period End)
Non-accrual loans	$9,453	$9,598	$10,119	$8,237	$8,685
Loans past due 90 days or more and still accruing	-	-	-	150	65
Restructured loans	1,393	1,425	1,819	1,149	1,433
Non-performing loans	10,846	11,023	11,938	9,536	10,183
Non-accrual pooled trust preferred securities	-	2,423	2,281	2,275	2,400
Non-performing assets	$10,846	$13,446	$14,219	$11,811	$12,583

Allowance for loan losses	$8,035	$7,719	$7,394	$7,593	$7,550

Non-performing loans / Loans excluding held-for-sale	1.56%	1.67%	1.89%	1.57%	1.68%
Non-performing assets / Assets	0.97%	1.23%	1.34%	1.10%	1.22%
Allowance for loan losses / Loans excluding held-for-sale	1.16%	1.17%	1.17%	1.25%	1.25%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	Three months ended,					Six months ended,
For the period:	6/30/17	3/31/17	12/31/16	9/30/16	6/30/16	6/30/17	6/30/16

Interest income	$9,192	$9,136	$8,486	$8,287	$8,184	$18,328	$16,464
Interest expense	1,334	1,256	1,207	1,202	1,165	2,590	2,324
Net interest income	7,858	7,880	7,279	7,085	7,019	15,738	14,140
Provision for (credit to) loan losses	300	300	(95)	-	-	600	125
Net interest income after provision for loan losses	7,558	7,580	7,374	7,085	7,019	15,138	14,015
Non-interest income:
Fees for services to customers	421	392	416	425	397	813	780
ATM and debit card	449	417	422	419	422	866	810
Retail brokerage and advisory income	104	103	178	129	126	207	296
Net gain on investment securities available-for-sale	115	749	24	316	15	864	334
Net gain (loss) from trading activity	10	17	(87)	(39)	52	27	86
Net gain (loss) on sale of loans	201	50	(166)	143	71	251	120
Other	315	262	286	251	291	577	524
Total non-interest income	1,615	1,990	1,073	1,644	1,374	3,605	2,950
Non-interest expense:
Salaries and employee benefits	3,237	3,086	2,897	3,072	2,988	6,323	6,042
Net occupancy and furniture and equipment	881	880	896	875	866	1,761	1,732
Other	1,824	1,622	1,642	1,669	1,739	3,446	3,338
Total non-interest expense	5,942	5,588	5,435	5,616	5,593	11,530	11,112
Income before income taxes	3,231	3,982	3,012	3,113	2,800	7,213	5,853
Provision for income taxes	845	1,122	743	821	702	1,967	1,490
Net income	$2,386	$2,860	$2,269	$2,292	$2,098	$5,246	$4,363

Share and Per Share Data:
Net income - basic	$0.70	$0.84	$0.67	$0.68	$0.62	$1.53	$1.29
Net income - diluted	$0.69	$0.83	$0.66	$0.67	$0.62	$1.53	$1.29
Book value	$28.76	$28.04	$27.43	$28.82	$28.66	$28.76	$28.66
Cash dividends	$0.31	$0.31	$0.30	$0.30	$0.30	$0.62	$0.60
Average common shares outstanding - basic	3,425,356	3,415,065	3,402,479	3,391,471	3,383,109	3,420,239	3,376,445
Average common shares outstanding - diluted	3,443,208	3,429,230	3,416,117	3,404,039	3,391,875	3,436,266	3,384,834

Selected Ratios:
Return on average assets	0.87%	1.08%	0.85%	0.86%	0.84%	0.97%	0.87%
Return on average shareholders' equity	9.52%	11.76%	9.34%	9.57%	9.01%	10.62%	9.44%
Net interest margin (tax equivalent)	3.10%	3.22%	2.97%	2.93%	3.08%	3.16%	3.11%
Efficiency ratio (tax equivalent)	60.24%	54.48%	62.17%	61.49%	63.52%	57.30%	61.95%
Average shareholders' equity to total average assets	9.12%	9.17%	9.10%	9.04%	9.30%	9.15%	9.26%
Net loan charge-offs (recoveries)	$(16)	$(25)	$104	$(43)	$6	$(41)	$129
Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	-0.01%	-0.02%	0.07%	-0.03%	0.00%	-0.01%	0.04%

Balance Sheet (Average)
Assets	$1,101,944	$1,075,904	$1,061,980	$1,054,001	$1,007,036	$1,088,996	$1,004,113
Investment securities (Trading, AFS & HTM)	389,490	392,681	386,374	351,102	342,132	391,077	349,780
Loans receivable	668,761	643,690	615,853	602,645	600,761	656,294	600,785
Deposits	952,192	912,354	919,623	916,366	871,379	932,383	866,809
Shareholders' equity	100,541	98,629	96,660	95,255	93,688	99,590	92,970